Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Reports Record Third Quarter 2004

Full Year Earnings Guidance raised by $0.50

to $9.05 - $9.30 per diluted share

All-Time Quarterly Records:

•      Diluted Earnings Per Share reached $2.61, up 40% over 3rd Qtr 2003

•      Net Earnings advanced 38% above 3rd Qtr 2003 to $35.6 Million

•      Order Backlog Increased 61% over 3rd Qtr 2003 to $1.3 Billion

Third Quarter Records:

•      New Home Orders rose 55% above 3rd Qtr 2003 to $643 Million

•      Home Closing Revenue 22% ahead of 3rd Qtr 2003 to $463 Million

Dallas and Scottsdale, Arizona (October 25, 2004) – Meritage Homes Corporation (NYSE: MTH) today announced net earnings of $35.6 million, or $2.61 per diluted share, for the third quarter 2004, representing year-over-year increases of 38% and 40%, respectively.  Net earnings for the first nine months of 2004 were $87.2 million, or $6.28 per diluted share, for year-over-year increases of 39% and 37%, respectively.

Summary Operating Results ($ In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Increase	2004	2003	% Increase
Home closing revenue	$462,711	$380,752	22%	$1,317,488	$989,895	33%
Net earnings	$35,600	$25,755	38%	$87,156	$62,840	39%
Diluted EPS	$2.61	$1.86	40%	$6.28	$4.57	37%

“We are pleased to announce that for the third quarter 2004, we achieved all-time quarterly records for both net earnings and diluted earnings per share,” said John R. Landon, Meritage Co-Chairman and CEO.  “Included in our third quarter 2004 net earnings is a $4.4 million gain from land sales, net of income taxes, or $0.32 per diluted share.  Even without the profit from land sales, diluted earnings per share would still have reached an all-time quarterly record of $2.29, 23% higher than last year, and above our guidance of $2.10 - $2.20 issued in our second quarter earnings release.  As we anticipated, our pre-tax margin excluding land sales for the third quarter was 10.9%, up 19 basis points over last year’s third quarter and a significant increase over the 9.0% during the second quarter of this year.”

“Our home closing gross margin increased by 47 basis points to 20.6% in the third quarter of 2004, as compared to the same quarter last year,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “For the first nine months of 2004, our home closing gross margin was 19.6% as compared to 20.1% during the same period a year ago.  However, due to our ability to leverage SG&A expenses and our land sales, our year-to-date pre-tax margin advanced 45 basis points to 10.5% this year from 10.1% last year.  For the first nine months of 2004, excluding land sales, our pre-tax margin was relatively stable as compared to the same period a year ago at 10.1%.  We anticipate that our full-year 2004 pre-tax margin, excluding land sales, will be in line with or slightly better than last year’s pre-tax margin of 10.3%.”

Meritage received 2,203 orders for new homes valued at $643 million during the third quarter 2004, a 55% increase over $416 million in the year-ago quarter.  “Orders in our Arizona and California divisions were particularly strong, having increased 90% and 79%, respectively,” added Mr. Landon.  For the first nine months of 2004, the Company generated 6,952 new home orders with a dollar value of $1.9 billion, 50% higher than the same period last year.

Meritage closed 1,671 homes valued at $463 million during the third quarter 2004, a 22% increase over the $381 million in closings for the third quarter 2003.  “Closings in Arizona and California were very robust, generating increases of 72% and 78%, respectively,” added Mr. Landon.  During the first nine months of this year, the Company closed 4,860 homes with a dollar value of $1.3 billion, 33% above the $990 million recorded for the first nine months of 2003.

 “As a result of completing another excellent quarter, we anticipate that 2004 will mark our 17th consecutive year of record revenue and earnings,” said Mr. Hilton.  “With our backlog at September 30, 2004 of 4,747 homes valued at $1.3 billion, a 61% increase in dollar value from the same time last year, we anticipate closing approximately 7,100 homes and generating approximately $1.9 billion in revenue for the full-year 2004, increases of 26% and 29%, respectively, over 2003.  For 2005, we expect to close roughly 8,700 homes valued at approximately $2.3 billion, increases of 23% and 21%, respectively, over our 2004 guidance.  Due to the strength of demand for our homes, our solid margins and the land gain in the third quarter, we anticipate full-year 2004 diluted earnings per share to approximate $9.05 to $9.30, a $0.50 increase from our most recent guidance and 32% to 36% higher than 2003.”

Meritage remains successful in meeting its goal of maintaining a four to five year supply of lots with approximately 85% controlled through option contracts.  The Company had approximately 38,000 lots under control at September 30, 2004, an increase of 32% from 28,798 at the same time last year, and of which approximately 89% are controlled through options as compared to 85% at the end of the third quarter 2003.  The number of actively selling communities at September 30, 2004 increased 9% from September 30, 2003 to 135, while orders per community increased 28% during the first nine months of 2004 as compared to the same period last year.

Meritage’s balance sheet remains moderately leveraged with a net debt to capital ratio of 49% at September 30, 2004, a slight reduction as compared to 50% at the same point last year.  The Company generated EBITDA of $67.8 million in the third quarter and $170.4 million during the first nine months of this year, increases of 40% and 41%, respectively, over the same periods in 2003.  Meritage’s interest coverage and debt to EBITDA ratios were approximately 6.7 times and 2.0 times, respectively, for the four quarters ending September 30, 2004, as compared to 7.0 times and 2.3 times for the four quarters ending September 30, 2003.  Meritage generated after-tax returns on average assets and equity of 11.4% and 27.7%, respectively, for the four quarters ended September 30, 2004, as compared to 11.0% and 25.8% for the same period ended September 30, 2003.  Please refer to the non-GAAP calculations included with the financial statements in this press release for information about EBITDA and the other measures and ratios used in this press release.  At the end of the third quarter 2004, the Company had approximately $55 million outstanding under its revolving credit facility and $44 million in letters of credit and guarantees, leaving an unused commitment of $301 million, of which approximately $196 million was available to borrow.

During the third quarter, Meritage completed its second common stock repurchase program in which the Company repurchased 1,214,300 shares of its common stock.  The Company’s Board of Directors approved a third program by authorizing the buyback of up to $50 million of additional shares.  The Company plans to purchase shares on the open market or in privately negotiated transactions at times and in amounts deemed appropriate by management, subject to applicable security laws.

Meritage will hold its third quarter earnings call on Tuesday, October 26, 2004 at 11:00 a.m. EST (10:00 a.m. CT, 9:00 a.m. MT, 8:00 a.m. PT).  To participate in the call, please dial in at least five minutes before the start time.  The toll-free domestic dial-in number is 1-800-291-3314; the international toll-free number is 1-706-634-0844.  A replay will be available from 1:00 p.m. EST Tuesday, October 26, 2004 through midnight EST Tuesday, November 2, 2004, by dialing 1-800-642-1687 (domestic) and 1-706-645-9291 (international).  Confirmation code for the replay is 1340253.  The call and slide show presentation can be accessed on the Company’s website at www.meritagehomes.com and through CCBN for two weeks at www.fulldisclosure.com.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list, and is part of an elite group of only five companies on this list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 32,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website, located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Results
Home closing revenue	$462,711	$380,752	$1,317,488	$989,895
Land closing revenue	20,037	—	22,697	8,100
	482,748	380,752	1,340,185	997,995

Home closing gross profit	95,409	76,739	257,639	198,457
Land closing gross profit	7,160	—	8,089	1,241
	102,569	76,739	265,728	199,698

Commissions and other sales costs	(28,601)	(23,461)	(80,790)	(64,534)
General and administrative expenses	(19,822)	(14,403)	(52,672)	(38,691)
Other income, net	3,366	1,839	8,535	3,911
Earnings before income taxes	57,512	40,714	140,801	100,384
Income taxes	(21,912)	(14,959)	(53,645)	(37,544)
Net earnings	$35,600	$25,755	$87,156	$62,840

Earnings per share:
Basic:
Earnings per share	$2.76	$1.98	$6.66	$4.83
Weighted average shares outstanding	12,894	13,033	13,091	13,020

Diluted:
Earnings per share	$2.61	$1.86	$6.28	$4.57
Weighted average shares outstanding	13,644	13,837	13,870	13,756

Meritage Homes Corporation and Subsidiaries

Balance Sheets

(Unaudited - in thousands)

	September 30, 2004	December 31, 2003
Total assets	$1,202,470	$954,539
Real estate	854,317	678,011
Cash and cash equivalents	19,340	4,799
Consolidated real estate not owned	24,038	18,572
Total liabilities and minority interest	734,149	542,644
Notes and loans payable	472,668	351,491
Stockholders’ equity	468,321	411,895

Non-GAAP Calculations

(Unaudited - $ In Thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,		Trailing Four Quarters Ended September 30,
	2004	2003	2004	2003	2004	2003
EBITDA Reconciliation:(1)
Net earnings	$35,600	$25,755	$87,156	$62,840	$118,722	$86,836
Income taxes	21,912	14,959	53,645	37,544	73,155	51,497
Interest	6,958	5,653	20,497	14,513	28,272	19,855
Depreciation and amortization	3,356	1,985	9,120	5,731	11,924	7,780
EBITDA	$67,826	$48,352	$170,418	$120,628	$232,073	$165,968

Interest coverage ratio:(2)
EBITDA					$232,073	$165,968
Interest incurred					$34,876	$23,879
Interest coverage ratio					6.7 times	7.0 times

Debt to EBITDAratio:(3)
Notes and loans payable					$472,668	$383,810
EBITDA					$232,073	$165,968
Debt to EBITDA ratio					2.0 times	2.3 times

After-tax stockholder returns: (4)
Net earnings					$118,722	$86,836
Average assets					$1,042,805	$787,705
Average equity					$428,689	$336,085
After-tax return on assets					11.4%	11.0%
After-tax return on equity					27.7%	25.8%

Net Debt to Capital Calculation

(Unaudited - $ In Thousands)

	September 30, 2004	September 30, 2003
Notes and loans payable	$472,668	383,810
Less: cash and cash equivalents	(19,340)	(6,910)
Net debt	453,328	376,900
Stockholders’ equity	468,321	376,246
Capital	$921,649	$753,146

Net debt to capital	49%	50%

(1)          EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)          Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)          Debt to EBITDA ratio is calculated as notes and loans payable divided by the trailing four quarters EBITDA.

(4)          After-tax return on assets and equity are calculated as the trailing four quarters net earnings divided by the trailing four quarters average assets and equity, respectively.

Meritage Homes Corporation and Subsidiaries

Operating Data

(Unaudited - $ in thousands)

	For The Three Months Ended September 30				As Of And For The Nine Months Ended September 30
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	805	173,816	730	156,182	2,774	593,729	2,404	498,919
Arizona	914	219,349	481	126,921	2,777	689,741	1,533	403,826
California	391	215,685	219	100,548	1,143	561,241	568	265,418
Nevada	93	34,073	116	32,036	258	90,353	500	123,577
Total	2,203	642,923	1,546	415,687	6,952	1,935,064	5,005	1,291,740

Homes Closed:
Texas	700	152,060	741	153,495	2,171	469,709	1,988	405,251
Arizona	560	127,516	325	83,774	1,414	340,983	866	234,083
California	367	166,819	206	96,459	968	421,529	540	241,714
Nevada	44	16,316	192	47,024	307	85,267	464	108,847
Total	1,671	462,711	1,464	380,752	4,860	1,317,488	3,858	989,895

Order Backlog:
Texas					1,722	365,439	1,501	312,567
Arizona					2,195	587,117	1,133	313,898
California					655	338,041	361	160,631
Nevada					175	58,724	222	52,513
Total					4,747	1,349,321	3,217	839,609

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our anticipated results for fiscal 2004, including expected home closings, revenue, earnings per share and pre-tax margin and our anticipated closings and revenue for fiscal 2005.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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